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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF PIPER & MARBURY L.L.P.]

                                 June 28, 1999

Apartment Investment and Management Company
  1873 South Bellaire Street, Suite 1700
  Denver, Colorado 80222-4348

                       REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have acted as special Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), on a
Registration Statement of the Company on Form S-3 (Registration No. 333-       )
(the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") of 3,072,514 shares (the "Shares") of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of the Company. This opinion is being provided at your request in connection with the filing of the Registration Statement.

     The Shares have been or may be issued by the Company from time to time as follows:

          (i) Up to 18,243 shares of Class A Common Stock (the "Cafaro Shares") that have been issued by the Company to Debra A. Cafaro, the former President of Ambassador Apartments Inc., in connection with the merger of Ambassador Apartments, Inc. into the Company.

          (ii) Up to 364,943 shares (plus such additional shares as may be issued pursuant to certain antidilution provisions) of Class A Common Stock (the "Apollo Warrant Shares") that have been or may be issued by the Company upon exercise or put of warrants (collectively, the "Warrants") of Insignia Financial Group, Inc., a predecessor of the Company, issued to APTS Partners, L.P. in a private placement on various dates. A total of 20,413 of the Apollo Warrant Shares are currently issued and outstanding.

          (iii) Up to 2,689,328 shares (plus such additional shares as may be issued pursuant to certain antidilution provisions) of Class A Common Stock (the "GE Capital Conversion Shares") that may be issued by the Company upon conversion of up to 5,000,000 outstanding shares of the Class L Convertible Cumulative Preferred Stock, par value $.01 per share (the "Class L Preferred Stock"), of the Company issued to GE Capital Equity Investments, Inc. in a private placement on May 28, 1999.

     In our capacity as special Maryland counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

          (a) The Charter of the Company (including, the Articles Supplementary relating to the Class L Preferred Stock) certified by the Maryland State Department of Assessments and Taxation (the "MSDAT");

          (b) The By-Laws of the Company, as amended and restated and in effect on the date hereof;

          (c) The Warrants;

          (d) The minutes of proceedings of the Board of Directors of the Company or a committee thereof relating to the authorization of the issuance of the Cafaro Shares, the Class L Preferred Stock, the GE Capital Conversion Shares, the Apollo Warrant Shares, and the transactions contemplated thereby;

          (e) A short-form Good Standing Certificate for the Company, dated a recent date, issued by the MSDAT;

          (f) A Certificate of Secretary of the Company, dated as of the date hereof, as to certain factual matters (the "Certificate"); and
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          (g) Such other documents as we have considered necessary to the rendering of the opinion expressed below.

     In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely upon the Certificate.

     Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

          (1) The Cafaro Shares have been duly authorized and are validly issued, fully paid, and non-assessable.

          (2) The Apollo Warrant Shares issued or to be issued upon exercise of the Warrants have been duly authorized and, upon exercise of the Warrants in accordance with their terms and issuance and delivery of stock certificates representing the Apollo Warrant Shares, have been or will be validly issued, fully paid, and non-assessable.

          (3) The GE Capital Conversion Shares to be issued upon conversion of the Class L Preferred Stock have been duly authorized and, upon conversion of such Class L Preferred Stock in accordance with the terms of the Articles Supplementary relating to the Class L Preferred Stock and issuance and delivery of stock certificates representing the GE Capital Conversion Shares, will be validly issued, fully paid, and non-assessable.

     In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the State of Maryland. We assume that the issuance of the Shares will not cause the Company to issue shares of Class A Common Stock in excess of the number of such shares authorized by the Company's Charter and that the issuance of the Shares will not violate any of the Initial Holder Limit, Look-Through Ownership Limit or Ownership Limit provisions of the Company's Charter. This opinion concerns only the effect of the laws (exclusive of the securities or "blue sky" laws and the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion. To the extent that any documents referred to herein are governed by the law of a jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of the State of Maryland.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. We further consent to the reliance on this opinion by Skadden, Arps, Slate, Meagher & Flom LLP in rendering their opinion to the Company in connection with the filing of the Registration Statement. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

                                            Very truly yours,

                                            /s/  PIPER & MARBURY L.L.P.